Exhibit 99.1

CONTACT:	Glenn C. Christenson, (800) 544-2411 or (702) 367-2484
Executive Vice President/Chief Financial Officer/

Chief Administrative Officer

William W. Warner, (800) 544-2411 or (702) 221-6620
Executive Vice President/Chief Development Officer

Lesley A. Pittman, (800) 544-2411 or (702) 367-2437
Vice President of Corporate & Government Relations

FOR IMMEDIATE RELEASE:          July 23, 2003

STATION CASINOS, INC. DECLARES CASH DIVIDEND

LAS VEGAS, — Station Casinos, Inc. (NYSE: STN - News; “Station” or “the Company”) today announced that its Board of Directors has declared a quarterly cash dividend of $0.125 per share.  The dividend is payable on September 4, 2003 to shareholders of record on August 14, 2003.  “Our dividend policy is consistent with the balanced approach to our financial strategy. The decision to pay a dividend reflects confidence in our ability to generate significant, reliable cash flows over the long term.  Because of the size and stability of our cash flow stream, we can continue to grow same-store cash flows as well as take advantage of the numerous growth opportunities the Company controls, in an environment of improving leverage ratios, and still return cash to our shareholders”, stated Glenn C. Christenson, executive vice president and chief financial officer.

Company Information and Forward Looking Statements

Station Casinos, Inc. is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station’s properties are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Casino and Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Texas Station Gambling Hall & Hotel and Fiesta Rancho Casino Hotel in North Las Vegas, Nevada, and Sunset Station Hotel & Casino and Fiesta Henderson Casino Hotel in Henderson, Nevada. Station also owns a 50 percent interest in both Barley’s Casino & Brewing Company and Green Valley Ranch Station Casino in Henderson, Nevada and a 6.7 percent interest in the Palms Casino Resort in Las Vegas, Nevada.  In addition, Station manages the Thunder Valley Casino in Sacramento, California on behalf of the United Auburn Indian Community.

This press release contains certain forward-looking statements with respect to the business, financial condition, results of operations, dispositions, acquisitions and expansion projects of the Company and its subsidiaries which involve risks and uncertainties including, but not limited to, financial market risks, the ability to maintain existing management, integration of acquisitions, competition within the gaming industry, the cyclical nature of the hotel business and gaming business, economic conditions, regulatory matters and litigation and other risks described in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, and its Registration Statement on Form S-4 File No. 333-66140. Construction projects such as Thunder Valley Casino, entail significant risks, including shortages of materials or skilled labor, unforeseen regulatory problems, work stoppages, weather interference, floods and unanticipated cost increases.  The anticipated costs and construction periods are based on budgets, conceptual design documents and construction schedule estimates.  There can be no assurance that the budgeted costs or construction period will be met.  In September 2002, the United States District Court for the District of Columbia ruled in favor of the Department of the Interior and the UAIC and granted the Department of the Interior’s and the UAIC’s motions for summary judgement, resulting in the dismissal of the claims challenging the Department of the Interior’s decision to accept land into trust for the benefit of the UAIC.  This decision has been appealed to the United States Court of Appeals for the District of Columbia Circuit.  There can be no assurance as to the ultimate outcome of such appeal.